Exhibit 4.3

DEED OF ADHERENCE

To:	Minister for Finance of Ireland (the “Minister”)
National Pensions Reserve Fund Commission (the “Commission”)
Fairfax Financial Holdings Limited (“Fairfax”)

THIS DEED OF ADHERENCE is made on 29 July 2011 by WLR/GS MASTER CO-INVESTMENT L.P. the “Covenantor”).

WHEREAS this Deed is supplemental to a stock purchase agreement entered into on 25 July 2011 between the Minister, the Commission and Fairfax as amended by a supplemental agreement dated 29 July 2011 between the same parties (together, the “Stock Purchase Agreement”).

THIS DEED WITNESSES AS FOLLOWS:

1.
The Covenantor confirms that it has been supplied with a copy of the Stock Purchase Agreement and has been designated by Fairfax as a Relevant Person in respect of 27,479,039 units of Sale Stock pursuant to Clause 5.2 thereof. The Covenantor undertakes in favour of the Minister, the Commission and Fairfax that it will severally observe, perform and be bound by such of the terms of the Stock Purchase Agreement which are (a) capable of applying to the Covenantor and (b) apply to the Sale Stock in respect of which it has been designated a Relevant Person and (c) have not been performed as of the later of (i) the execution and delivery of this Deed and (ii) the time at which Covenantor’s designation aforesaid is effective by virtue of the Minister’s written approval thereof pursuant to Clause 5.2 of the Stock Purchase (the “Effective Time”), to the intent and effect that the Covenantor shall be deemed with effect from the Effective Time to be a party to the Stock Purchase Agreement as if named therein as a party and on the basis that references therein to a “party” and the “parties” include a reference to the Covenantor.

2.	All of the obligations of the Covenantor under the Stock Purchase Agreement shall be its several obligations, and shall not be joint obligations with any other party thereto.

3.	The Covenantor’s notice details for the purposes of the Stock Purchase Agreement are as follows:

	Address	Attention

	c/o WL Ross & Co. LLC	James B. Lockhart III
1166 Avenue of the Americas
25th Floor
New York 10036
USA

with a copy to Benjamin Gruder (BenGruder@invesco.com).

4.	This Deed shall be governed by and construed in accordance with the laws of Ireland.

5.
The courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed and, for such purposes, each party hereto irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Deed (the “Proceedings”) shall therefore be brought in the courts of Ireland.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears above.

(EXECUTION PAGE OF DEED OF ADHERENCE)

SIGNED and DELIVERED AS A DEED
on behalf of
WLR/GS MASTER CO-INVESTMENT, L.P.
by WLR Master Co-Investment GP, L.P.
its General Partner
by WL Ross Group, L.P.
its Managing Member
by El Vedado LLC
its General Partner
by its authorized signatory
in the presence of:	/s/ Wilbur L. Ross, Jr.
Manager (Signature)
Wilbur L. Ross, Jr.

/s/ Stephen J. Naughton
Witness (Signature)
Stephen J. Naughton
1166 Avenue of the Americas, 25th Floor
New York, New York 10036